Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-112826) pertaining to the Sunesis Pharmaceuticals, Inc. 1998 Stock Plan, Sunesis Pharmaceuticals, Inc. 2001 Stock Plan, Sunesis Pharmaceuticals, Inc. 2005 Equity Incentive Award Plan and Sunesis Pharmaceuticals, Inc. Employee Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-132679) pertaining to the Sunesis Pharmaceuticals, Inc. 2006 Employment Commencement Incentive Plan, of our report dated March 17, 2006 with respect to the financial statements of Sunesis Pharmaceuticals, Inc. included in this report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
San Jose, California
March 23, 2006